SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 22, 2014
 Date of Report (date of earliest event reported):

GEOBIO ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

1200 Westlake Ave N, Suite 604
Seattle, WA 98109
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (425) 444-8223

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 22, 2014, the Board of Directors of GeoBio Energy, Inc. (“GeoBio”) appointed Andy Badolato to the position of Director and Vice President of Corporate Finance.  This appointment is being provided to Mr. Badolato with zero cash or equity compensation from GeoBio and in connection with the express purposes of exploring the feasibility of a recapitalization of GeoBio, which would include a debt restructuring and adjustment to the classes of equity as approved by the majority of creditors and the Board of Directors of GeoBio. Mr. Badolato will also evaluate and assess possible business ventures for approval by the Board of Directors and stakeholders of GeoBio.

Mr. Badolato has twenty five years of experience in venture capital, technology transfer, mergers and acquisitions transactions, mezzanine and public equity financings and the creation, business development and oversight of both public and private companies. Mr. Badolato has been a co- founder and/or early seed stage investor in over twenty companies that have raised over one billion dollars in private equity and obtained an aggregate high market capitalization of over twenty nine billion dollars. Mr. Badolato was the founder, President and Director of MILCOM Technologies (“MILCOM “) that licensed over one billion dollars of R&D technologies from Lockheed Martin. MILCOM, a leader in commercializing technologies that originate in the defense contractors industry, has launched thirteen companies, which obtained over six hundred million dollars in venture capital. Mr. Badolato was VP Corporate finance of St James, the founder and initial seed round investors of Inktomi, a company that obtained over a twenty billion dollar public market valuation and was sold to Yahoo. Mr. Badolato was the founding President and Director of SinoFresh HealthCare, Inc., a developer and marketer of innovative therapies to treat inflammatory and infectious diseases of the upper respiratory system. Mr. Badolato launched the Company's lead product, SinoFresh(TM) Nasal, Oral & Sinus Care, and secured a marketing and distribution contract with National In-Store, an Omnicom Group, Inc. subsidiary, making their products available in over twenty thousand retail outlets nationwide. Mr. Badolato was founder and CEO of Industrial Biotechnology Corporation that was formed to develop manufacture and provide bio based industrial chemicals as an alternative to synthetic production methods. Mr. Badolato negotiated and finalized the licensing of multiple P-450 designer enzyme patents and intellectual property as well as an ongoing chemical development contract with Oxford University in the UK. Mr. Badolato was founder and CEO of The Renewable Corporation that was formed to develop, produce and manufacture plastics derived from renewable resources as an alternative to petroleum. Mr. Badolato developed, negotiated and executed strategic partnerships to fulfill all of the supply chain requirements for the implementation of large scale US based manufacturing including a production supply purchasing commitment and feasibility study with Procter & Gamble Co. and a feedstock and investment partnership with Cosan, SA. Cosan, based in Brazil is the world’s largest sugarcane and ethanol producer with over $40 billion revenues. Mr. Badolato is the founder of About Main Street, Inc., a concept idea for an online business network to improve America’s local economies that originated from an economic theory and white paper he developed in 2009.

Two companies that Mr. Badolato co-founded were given awards for job creation growth by IT Florida, a state advocacy group that oversees Florida-based corporate technology development. Mr. Badolato is presently a Director of White Knights & Vultures LLC, a Venture Capital and corporate mergers and acquisitions consulting firm. Mr. Badolato graduated from St. Thomas of Villanova University in Miami, Florida with a Bachelors of Arts in Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOBIO ENERGY, INC.

Dated: August 22, 2014	By:	/s/ Clayton Shelver
Clayton Shelver
Director